UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 27, 2014 (June 27, 2014)
Date of Report (Date of earliest event reported)

Commission	Exact name of registrant as specified in its charter;	IRS Employer
File Number	State or other jurisdiction of incorporation or organization	Identification No.

001-14881	BERKSHIRE HATHAWAY ENERGY COMPANY	94-2213782
(An Iowa Corporation)
666 Grand Avenue, Suite 500
Des Moines, Iowa 50309-2580
515-242-4300

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 27, 2014, Berkshire Hathaway Energy Company (“BHE”) entered into an unsecured revolving credit facility allowing BHE to borrow, repay and reborrow, from time to time, up to $1.4 billion prior to June 28, 2017. BHE may increase the size of the facility by an amount not exceeding $200 million.

The facility is for general corporate purposes and also supports BHE's commercial paper program and provides for the issuance of letters of credit. Borrowings under the facility will bear interest at an applicable base rate (defined as the highest of (1) the reference rate of interest of Union Bank, N.A., (2) the federal funds rate plus 1/2 of 1% and (3) the one month LIBOR plus 1%) or a LIBOR rate, plus a margin. The margin varies based upon BHE’s senior, unsecured, long-term debt credit ratings by S&P and Moody’s.

Borrowings under the facility are conditioned on BHE’s ability to make certain representations at the time each such borrowing is made. The facility also includes customary covenants, including a financial maintenance covenant that requires BHE to maintain a ratio of consolidated indebtedness to consolidated capital, determined as of the last day of each fiscal quarter, not to exceed 0.70 to 1.00.

The description above is a summary of the facility and is qualified in its entirety by the complete text of the Credit Agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1
$1,400,000,000 Credit Agreement, dated as of June 27, 2014, among Berkshire Hathaway Energy Company, as the borrower, the Initial Lenders, Union Bank, N.A., as administrative agent and swingline lender and the LC Issuing Banks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERKSHIRE HATHAWAY ENERGY COMPANY
(Registrant)
Date: June 27, 2014
/s/ Douglas L. Anderson
Douglas L. Anderson
Executive Vice President
and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1
$1,400,000,000 Credit Agreement, dated as of June 27, 2014, among Berkshire Hathaway Energy Company, as the borrower, the Initial Lenders, Union Bank, N.A., as administrative agent and swingline lender and the LC Issuing Banks.

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